CONSULTING AGREEMENT

This Agreement is made effective as of March 03, 2022, by and between ALTEROLA BIOTECH INC., of 47 Hamilton Square, Birkenhead, Merseyside, CH41 5AR, UNITED KINGDOM, and REB CONSULTANCY LLC, of 30 N Gould St Ste R, Sheridan, Wyoming 82801, USA and its affiliate C2 Holdings LLC (all redefined as REB).

In this Agreement, the party who is contracting to receive services shall be referred to as "ABTI", and the party who has and will be providing the services shall be referred to as "REB".

REB has a background in Strategic Acquisition Consulting Services and is willing to provide services to ABTI based on this background. C2 Holdings LLC is REB 's affiliate.

ABTI desires to have services provided by REB.

Therefore, the parties agree as follows:

1.	DESCRIPTION OF SERVICES

Beginning on January 02, 2022, REB will provide the following services (collectively, the "Services"):

Identifying potential targets for acquisitions and negotiations services, services rendered and to be rendered up to March 03, 2023.

2.	PERFORMANCE OF SERVICES

The way the Services are to be performed and the specific hours to be worked by REB shall be determined by REB. ABTI will rely on REB's designated associates to work as many hours as may be necessary to fulfill REB's obligations under this Agreement.

3.	PAYMENT

ABTI will pay a fee to REB for the Services as follows:

Four (4) million shares of the Common shares of ABTI to be free trading and registered to C2 Holdings LLC, a Wyoming Limited Liability that has rendered services related to the post- acquisition of the assets of C2 Wellness Corp. previously purchased by ABTI and continues to do so through services provided by its principal and associated persons.

In further satisfaction, ABTI shall issue twelve (12) million shares of its common stock to REB Consultancy LLC that shall be registered and free trading, in addition to the above mentioned four million of its common stock to be issued to C2 Holdings LLC all deemed fully assessed and paid for by the services provided up to this date of March 03, 2022.

Any future consideration of payment for the continuation of services is subject to mutual future agreements but it is not required for the providing of the future services up to the date of March 03, 2023, although all shares are deemed to have been earned as of March 22, 2022, due to existing and past provided services. REB Consultancy LLC and C2 Holdings LLC shall provide for the share issuance a W-9 Form showing their respective Tax ID numbers for the purpose of the issuance of the Compensation shares, which are issued with a restrictive legend and will not be registered at issuance unless part of a future registration statement at the discretion of the payer-issuer.

4.	NEW PROJECT APPROVAL

REB and ABTI recognize that REB's Services will include working on various projects for ABTI. REB shall obtain the approval of ABTI prior to the commencement of a new project. None of the services provided are related to fund raise or public relations related to the trading of the shares.

5.	TERM/TERMINATION

This Agreement shall terminate automatically on March 03, 2023, unless extended and or mutually modified, however, the above compensation is deemed earned and fully paid by services that occurred up to March 03, 2023, from inception of the services on or about January 02, 2022.

6.	RELATIONSHIP OF PARTIES

It is understood by the parties that REB is an independent contractor with respect to ABTI, and not an employee of ABTI. ABTI will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of REB.

7.	DISCLOSURE

REB is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of ABTI. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

- any activity that REB may be involved with on behalf of ABTI

8.	EMPLOYEES

REB's employees, if any, who perform services for ABTI under this Agreement shall also be bound by the provisions of this Agreement.

9.	INDEMNIFICATION

REB agrees to indemnify and hold harmless ABTI from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against ABTI that result from the acts or omissions of REB, REB's employees, if any, and REB's agents.

ABTI agrees to indemnify and hold harmless REB from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against REB that result from the acts or omissions of ABTI, ABTl's employees, if any, and ABTI's agents.

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10.	INTELLECTUAL PROPERTY

The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, "Intellectual Property"):

Consultant's Intellectual Property.

REB personally holds an interest in the Intellectual Property that is described on the attached Exhibit A, and which is not subject to this Agreement.

Development of Intellectual Property.

Any improvements to Intellectual Property created by actions resulting from the Consulting Services of REB, further inventions or improvements, and any added items of Intellectual Property discovered or developed by REB (or REB's employees, if any) during the term of this Agreement shall be the sole property of ABTI. REB shall sign all documents necessary to protect the rights of ABTI in such Intellectual Property, including the filing and/or prosecution of any applications for copyrights or patents. Upon request, REB shall sign all documents necessary to assign the rights to such Intellectual Property to ABTI. REB agrees to assign to ABTI, without further consideration, its entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, developed within the scope of this agreement, for ABTI, whether patentable. In the event any Intellectual Property shall be deemed by ABTI to be patentable or otherwise registrable, REB shall assist ABTI (at ABTI's expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things (including testifying at ABTI's expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest ABTI, or any Affiliated Company specified by the Board, with full title thereto.

11.	NOTICES

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for ABTI:

ALTEROLA BIOTECH INC.

TIMOTHY ROGERS, EXECUTIVE CHAIRMAN

47 Hamilton Square Birkenhead

Merseyside

CH41 5AR

UNITED KINGDOM

IF for REB:

REB CONSULTANCY LLC

ROGER BENDELAC, MEMBER MANAGER

30 N Gould St Ste R

Sheridan

Wyoming 82801

USA

REB is also the deemed responsible signing party for its assignee and affiliate C2 Holdings LLC.

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Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

12.	ENTIRE AGREEMENT

This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

13.	AMENDMENT

This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

14.	SEVERABILITY

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

15.	WAIVER OF CONTRACTUAL RIGHT

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

16.	APPLICABLE LAW

This Agreement shall be governed by the laws of the State of Wyoming, USA.

17.	INTERRUPTION OF SERVICE

Either party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, laws proclamations, edits, ordinances or regulations, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time equal to the period of such excusable interruption. When such events have abated, the parties' respective obligations hereunder shall resume. In the event the interruption of the excused party's obligations continues for a period more than thirty

(30) days, either party shall have the right to terminate this Agreement upon ten (10) days' prior written notice to the other party.

18.	ASSIGNMENT

REB agrees that it will not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement without the prior written consent of ABTI. Any assignment,

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transfer, or delegation shall be canceled. Nothing in this Agreement shall prevent the consolidation of ABTI with, or its merger into, any other corporation, or the sale by ABTI of all or all its properties or assets, or the assignment by ABTI of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

19.	SIGNATORIES

This Agreement shall be signed on behalf of ABTI by TIMOTHY ROGERS, EXECUTIVE CHAIRMAN and on behalf of REB by ROGER BENDELAC, MEMBER MANAGER and effective as of the date first above written.

Party receiving services:

ALTEROLA BIOTECH INC.

By: /s/ Timothy Rogers

TIMOTHY ROGERS EXECUTIVE CHAIRMAN

Date:: March 29, 2022

Party providing services:

REB CONSULTANCY LLC

(And for C2 Holdings LLC as assignees)

By: /s/ Roger Bendelac

ROGER BENDELAC

MEMBER MANAGER for REB Consultancy LLC

and Authorized signatory for C2 Holdings LLC

Date: March 29, 2022

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